Exhibit 21.1

Subsidiaries of the Registrant


1-800 FLOWERS Team Services, Inc. (Delaware)
1-800 FLOWERS Acquisition Corp. (Delaware)
1-800 FLOWERS RETAIL, Inc. (Delaware)
800-FLOWERS, Inc. (New York)
800-FLOWERS.COM, Inc. (New York)
Amalgamated Consolidated Enterprises, Inc. (Nevada)
Bloomlink Systems, Inc. (New York)
C.M. Conroy Company, Inc. (California)
Conroy's Acquisition Corporation (California)
Conroy's Inc. (California)
Flores De Exito, Inc. (California)
Florists Capital Corporation, Inc. (California)
Fresh Intellectual Properties, Inc. (Delaware)
Gerber Gardens/1-800-Flowers, L.L.C. (New York)
GreatFood.com (Delaware)
P&H, L.P. (Virginia)
St. Claire Floral Co., Inc. (New York)
Teleway, Inc. (New York)
The Children's Group, Inc. (Delaware)
The Children's Group Realty, Co. (Delaware)
TheGift.com (Delaware)
The Plow & Hearth, Inc. (Virginia)
Westbury Investing Corp. (Delaware)